Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE
October 26, 2026

Landmark Bancorp, Inc. Declares Cash Dividend of $0.21 Per Share and 5% Stock Dividend

Manhattan, KS, October 26, 2026 – Landmark Bancorp, Inc.’s (“Landmark”; Nasdaq: LARK) Board of Directors declared a cash dividend of $0.21 per share, to be paid November 27, 2026, to common stockholders of record as of the close of business on November 12, 2026. The Board of Directors also declared a 5% stock dividend, to be issued on December 16, 2026, to common stockholders of record as of the close of business on December 2, 2026. This is the 26th consecutive year that Landmark has declared a 5% stock dividend.

About Landmark

Landmark Bancorp, Inc., the holding company for Landmark National Bank, is listed on the Nasdaq Global Market under the symbol “LARK.” Headquartered in Manhattan, Kansas, Landmark National Bank is a community banking organization dedicated to providing quality financial and banking services. Landmark National Bank has 28 locations in 23 communities across Kansas: Manhattan (2), Auburn, Dodge City (2), Fort Scott (2), Garden City, Great Bend (2), Hoisington, Iola, Junction City, La Crosse, Lawrence (2), Lenexa, Louisburg, Mound City, Osage City, Osawatomie, Overland Park, Paola, Pittsburg, Prairie Village, Topeka, Wamego and Wellsville, Kansas. Visit www.banklandmark.com for more information.

Contact Information

Mark Herpich	Shelley Reed
Chief Financial Officer	Investor Relations
(785) 565-2000	(913) 563-5672
mherpich@banklandmark.com	sreed@banklandmark.com